EXHIBIT 99.2

NORTHRIM BANCORP, INC.
CORPORATE GOVERNANCE GUIDELINES
Adopted by the Board of Directors on August 18, 2011

Mission of the Board of Directors

The responsibility of the Northrim Bancorp, Inc. (the “Company”) Board of Directors (the “Board”) is to review and regularly monitor the effectiveness of the Company’s fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. The Board will seek to enhance shareholder value over the long term. In fulfilling its obligations, the Board will consider the interests of its employees, customers, shareholders, and the communities in which the Company operates, as well as legal, public policy, and ethical standards.

The Board believes that its objectives will be best served by following the fundamental corporate governance principles described in this document and the charters of its various committees.

1. Structure of the Board

1.1 Size. The Board should generally consist of no fewer than nine (9) and no more than fifteen (15) Directors. This range permits diversity of experience without hindering the effective discussion or diminishing individual accountability, and it allows the Board to flex up or down to facilitate a smooth transition between incoming and outgoing members.

1.2 Mix of Inside and Independent Directors. At least 75% of the Directors should be “independent directors” as defined by the Board in accordance with applicable law and the rules and regulations of the Nasdaq Stock Market, LLC (“NASDAQ”).

1.2.1 Independent Director Defined. An “Independent Director” means a person who complies with applicable legal, NASDAQ and other requirements as determined by the Board.

Each Director’s independence should be reviewed annually by the Governance and Nominating Committee. Each Director should keep the Governance and Nominating Committee fully and promptly informed as to any developments that might affect the Director’s independence.

1.2.2 Management Directors. The Company’s Chief Executive Officer (the “CEO”) should be a Director and the Chair of the Board. However, the Board retains the prerogative to separate or combine these roles at its discretion, especially during a transition of leadership.

1.3 Director Nomination Criteria. The following criteria, recommended by the Governance and Nominating Committee and adopted by the Board of Directors, are for use in considering potential nominees for the Board of Directors. In that connection, the Board should review the specific skills, backgrounds, qualifications, and other abilities and characteristics of a potential nominee in light of the needs of the Board and the existing and prospective business environment faced by the Company.
General Criteria:

•	The backgrounds and qualifications of the Directors considered as a group should provide a significant breadth of experience, knowledge, and abilities and assist the Board in fulfilling its responsibilities.

•	Because a mix of viewpoints and ideas enhances the Board’s ability to function effectively, the diversity of the Board should be considered when considering potential nominees. Potential nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law.

•	Nominations shall be in accordance with the procedures prescribed by the Bylaws, and nominees shall meet the qualifications set forth in the Bylaws.

Specific Criteria:

•	A nominee should have a reputation for integrity, honesty, fairness, responsibility, good judgment, and high ethical standards.

•	A nominee should be or have been in a generally recognized position of leadership in the nominee’s field of endeavor.

•	A nominee should be committed to understanding the Company and its industry and to spending the time necessary to function effectively as a Director, including regularly attending and participating in meetings of the Board and its committees.

•	A nominee should neither have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s shareholders and to fulfill the responsibilities of a Director.

•	A nominee should be able to work well with other Directors and executives with a view to a long-term relationship with the Company as a Director.

•	A nominee should have independent opinions and be willing to state them in a constructive manner.

•	A nominee should be willing to comply with the share ownership guidelines adopted by the Board.

1.4 Lead Director Criteria. The Governance and Nominating Committee shall consider a Director’s governance expertise, ability to build consensus, and ability to work with the CEO and Chair. The Governance and Nominating Committee shall also take into consideration a Director’s tenure on the Board and prior experience serving on a committee. In addition, the Governance and Nominating Committee shall consider access to management and the ability to devote time to his or her duties.

1.5 Committee Chair Criteria. The Governance and Nominating Committee should consider the following criteria when recommending committee chairs: (1) the chair of the Compensation Committee should have relevant knowledge of executive compensation practices; and, (2) the Chair of the Audit Committee or at least one Audit Committee member shall be a financial expert as defined by the Securities and Exchange Commission (“SEC”) and NASDAQ.

1.6 New Director Candidates. The Board will nominate new Directors only from candidates identified, screened, and approved by the Governance and Nominating Committee. Provided however, that the Governance and Nominating Committee shall consider director nominations from the Company’s shareholders in accordance with the Company’s Bylaws. Nominations from shareholders submitted for the Board’s consideration shall be considered and evaluated using the same criteria as all other nominations

1.7 Term of Board Service. Each Director will stand for election annually for a one-year term of service. The Governance and Nominating Committee will formally review each Director’s continuation on the Board as such Director’s current term ends. The Company does not have term limits for Board membership.

1.8 Board Compensation. The Governance and Nominating Committee should report periodically to the full Board about the status of Board compensation in relation to compensation paid by other comparable companies. Director fees and benefits should be based on market practices for comparable companies. Changes in Board compensation, if any, should be approved by the full Board at the recommendation of the Governance and Nominating Committee.

1.9 Lead Director. The Board has adopted a “Lead Director” structure. The Lead Director shall serve as the Chair of the Governance and Nominating Committee. The Lead Director’s responsibilities are:

•	To preside over executive sessions of non-management Directors as described in Section 2.1.2 of these Guidelines;

•	To conduct interviews annually, including a discussion of each individual Director’s self-assessment of his/her contribution, prior to nomination for election at the next annual meeting;

•	In consultation with the Chairman of the Board, consistent with Board policy, recommend to the Governance and Nominating Committee proposed committee assignments and chairmanships to be adopted at the annual organizational meeting of the Board, subject to the approval of the Board;

•	Such other duties as may be described in these guidelines.

2. Board Procedural Matters

2.1 Board Meetings

2.1.1 Frequency of Meetings. The Board expects to have a minimum of ten (10) regularly scheduled Northrim Bank (“Bank”) meetings each year and a minimum of four (4) regularly scheduled Company (BanCorp) meetings each year.

2.1.2	Executive Sessions of Non-Management Directors. Non-management Directors will meet in executive session quarterly in conjunction with regularly scheduled Board meetings, and otherwise as needed. The Lead Director will chair these meetings. These meetings will generally conclude with a discussion with the Chairman and/or CEO.

2.1.3	Conflicts of Interest. Board members are required to disclose to the Governance and Nominating Committee any financial interest or personal interest that he or she has in any contract or transaction that is being considered by the Board for approval. After such disclosure and responding to any questions the Board may have, the interested Director should abstain from voting on the matter and, if appropriate, leave the meeting while the remaining Directors discuss and vote on such matter.

2.2 Counsel and Advisors. In the course of performing their duties, the Board and each of its committees may retain outside legal counsel and other advisors at their discretion and at the expense of the Company.

2.3 Expectations of Directors

2.3.1	Attendance; Availability. Each Director should attend no less than 75% of meetings of the Board and any committee on which he or she serves in a given calendar year.

2.3.2	Corporate Opportunities. Directors shall make business opportunities relating to the Company’s business available to the Company before pursuing the opportunity for the Director’s own or another’s account. Directors should avoid assuming or retaining Board or management positions at other entities that may be deemed by the Board to compete with the Company in one or more aspects of the Company’s business.

2.3.3	Stock Ownership Guidelines. As required by State of Alaska Statutes 06.05.435, each Director shall own, in the Director’s own right or jointly with the Director’s spouse, free of any encumbrance, common or preferred stock of the Bank or of an entity that controls the Bank that has an aggregate par value of at least $1,000, an aggregate shareholder’s equity of at least $1,000, or an aggregate fair market value of at least $1,000.

2.3.4	Education. The Governance and Nominating Committee and the Company’s management will work together to develop and provide appropriate continuing education programs to assist Directors in developing and maintaining skills necessary or appropriate for the performance of their responsibilities.

3. Committee Matters

3.1 Number, Titles and Charters of Committees. The current standing Board committees are: (a) Audit; (b) Governance and Nominating; and, (c) Compensation. Each committee should review its charter annually, with the assistance of inside or outside counsel and advisers as appropriate; to make certain that it is consistent with then-current sound governance practices and legal requirements.

3.2 Independence of Committees. All members of the Audit, Compensation and Governance and Nominating Committees will be Independent Directors.

3.3 Assignment of Committee Members. The Governance and Nominating Committee is responsible, after consideration of the desires of individual Directors and consultation with the Chairman and/or CEO, for recommending the assignment of Directors to various committees.

3.4 Chair of Committees. Independent Directors shall chair all standing Board committees. The Board shall select chairs upon recommendation by the Governance and Nominating Committee. Each committee chair should normally have had previous service on the applicable committee.

3.5 Minutes and Reports. Each committee shall keep and distribute to the Board minutes of every committee meeting or action. Each committee will report regularly to the Board on substantive matters considered by the committee.

3.6 Executive Sessions. Committees should regularly have opportunities to meet in executive session.

4. Management Development Matters; Succession Planning

4.1 Succession Planning. The CEO should report annually to the Board on CEO succession and management development and succession planning.

5. Other Matters

5.1 Insurance, Indemnification and Limitation of Liability. The Company may purchase Directors and Officers Liability Insurance as is reasonable under the circumstances, indemnify Directors to the fullest extent permitted by law and the Company’s Articles of Incorporation or Bylaws and any indemnification agreements, and otherwise release or protect Directors from liability to the extent provided by law and the Company’s Articles of Incorporation and Bylaws.

5.2 Amendments of Guidelines; Non-Binding Nature. The Governance and Nominating Committee will review these Guidelines periodically to ensure that they remain suitable for the needs of the Company. The Governance and Nominating Committee will recommend needed changes to the Board. These guidelines are not intended to change or interpret any law or regulation, or the Articles of Incorporation or Bylaws of the Company, and in the event of any conflict with these guidelines, the Articles of Incorporation, Bylaws or applicable law will control. The foregoing are guidelines only, and the use of words such as “should,” “shall” and “will” are expressions of intent and should not be taken as mandatory except where required by applicable law or the Company’s Articles of Incorporation or Bylaws.

[End of Corporate Governance Guidelines]